Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 24, 2009 (June 18, as to Note 20), relating to the financial statements and financial statement schedule of Alion Science and Technology Corporation (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a restatement of the 2008 financial statements) appearing in the Annual Report on Form 10-K of Alion Science and Technology Corporation for the year ended September 30, 2009.

/s/ Deloitte & Touche LLP

McLean, Virginia
July 30, 2010